Exhibit 99.1
Youngevity International, Inc. (YGYI) Reports Record Revenues and Full Year 2014 Results

Revenues increase 56.5% year over year

Shareholder Conference Call 4:15 PM EDT

San Diego, CA - March 30, 2015 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the fourth quarter and full year ended December 31, 2014.

2014 Full Year Highlights:

•	Net Revenue increased 56.5% over the prior year to $134.0 million.

•	Gross Profit increased 48.8% to $76.3 million compared to the prior year.

•
Net Income of $5.4 million compared to $2.7 million. The increase in net income in 2014 was substantially due to a tax benefit of $4.7 million, which was mostly attributable to valuation allowance adjustments relating to deferred taxes.

“2014 was a strong year for Youngevity as we delivered solid financial results while continuing to make strategic investments to grow our diverse product line and geographical presence,” stated Steve Wallach, Chief Executive Officer of Youngevity International.

Mr. Wallach continued, “We are excited about our growth opportunities ahead of us and believe that the strategies we have in place will position the Company for long-term growth and produce strong results in 2015.  We believe that international markets represent the greatest future opportunity for Youngevity and we will continue to work toward our objective of becoming a significant participant in the global marketplace.”

Dave Briskie, Chief Financial Officer of Youngevity said, “We continue to deliver results per our operating plan and growth strategy.  We produced record revenues in  2014 and we achieved our objective of expanding our opportunities for delivering multiple revenue streams in multiple markets, and product categories while being fiscally responsible.   In 2014, our direct selling segment revenue grew 51% and our commercial coffee segment revenue grew 101% over the prior year.  As we enter 2015, we remain focused on accelerating our revenue via targeted acquisitions, global expansion, and steady organic growth in both our direct selling and coffee business segments.  We are confident in our unique business model and look forward to continuing to accelerate our strategic international expansion efforts to deliver long-term shareholder value.”

2014 Full Year Results:

For the year ended December 31, 2014, the Company reported net revenue of $134.0 million, compared to $85.6 million in 2013, a 56.5% increase.  The increase in direct selling revenue is attributed primarily to the increase in the Company’s product offerings, the number of distributors selling our products and the increase in the number of customers consuming our products.  Also, $14.5 million in additional revenue was derived from our acquisitions.  The increase in revenues in commercial coffee is primarily due to the addition of the green coffee business.

Gross Profit for the year ended December 31, 2014, increased 48.8% to $76.3 million as compared to $51.3 million for the year ended December 31, 2013. Gross Profit as a percentage of revenues decreased to 56.9% for the year ended December 31, 2014, compared to 59.9% in the same period last year, primarily due to the lower margins in the green coffee business, margin compression from fixed price contracts and expenses incurred in connection with the coffee production facility expansion.

Operating expenses for the year ended December 31, 2014, increased approximately 55.4% to $73.0 million as compared to $47.0 for the year ended December 31, 2013. Distributor commissions increased to 45.2% as a percentage of direct selling revenues, compared to 42.9% in the prior year, primarily due to added incentive programs and higher level achievements by distributors. Other increased operating costs were due to start-up costs related to the MK Collaborative line of business that was launched in the first quarter and costs related to the international expansion efforts, particularly in Russia and Nicaragua.

As of December 31, 2014, the Company evaluated the realizability of the deferred tax asset and determined that it is more likely than not that the deferred tax asset will be realized. Therefore, the Company has reversed the majority of the valuation allowance. A valuation allowance still remains on the state and foreign tax attributes. The net change in the valuation allowance and deferred taxes resulted in a tax benefit of $4.7 million recorded in the fourth quarter of 2014.

Net income for the year ended December 31, 2014, increased 102.5% to $5.4 million as compared to net income of $2.7 million for the year ended December 31, 2013. The increase of $2.7 million was primarily attributable to the income tax change of $4.8 million, which was primarily due to the recognition of the income tax benefit of $4.7 million in the fourth quarter discussed above, offset by a decrease in income before income taxes of $2.1 million.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and change in fair value of warrants, or "Adjusted EBITDA", was $6.6 million for the year ended December 31, 2014 compared to $7.3 million in the same period for the prior year, a decrease of 9.4%.

Total assets as of December 31, 2014, were $55.7 million, compared to $34.9 million as of December 31, 2013.

Stockholders' equity as of December 31, 2014, was $18.6 million, compared to $11.5 million as of December 31, 2013.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php.  The webcast will be archived for approximately 60 days.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation, change in fair value of warrant derivative and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International, Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International Inc. in July 2013.  For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth.  In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward looking statements include statements regarding our strategies positioning us for long term growth and strong 2015 results, the future opportunity to be derived from international markets.  These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our financial performance, our ability to enter new markets and continue our growth and the other factors described in our filings with the SEC.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Years Ended December 31,
	2014	2013

Revenues	$134,043	$85,627
Cost of revenues	57,718	34,326
Gross profit	76,325	51,301
Operating expenses
Distributor compensation	52,646	32,985
Sales and marketing	7,363	4,512
General and adminstrative	12,947	9,452
Total operating expenses	72,956	46,949
Operating income (loss)	3,369	4,352
Other income (expense)	3	-
Change in fair value of warrants	(15)	-
Interest expense, net	(2,359)	(1,249)
Total other expense	(2,371)	(1,249)
Income (loss) before income taxes	998	3,103
Income tax (benefit) provision	(4,371)	452
Net income	$5,369	$2,651

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands)

	Years Ended December 31,
	2014	2013

Net Income	$5,369	$2,651
Add:
Interest	2,359	1,249
Income taxes	(4,371)	452
Depreciation	753	464
Amortization	1,933	1,615
EBITDA	6,043	6,431
Stock based compensation	534	848
Change in fair value of warrants	15	-
Addjusted EBITDA	$6,592	$7,279

Youngevity International, Inc.
Investor Relations
John Zervas
800-982-3189 X 6509